EXHIBIT (a)(6)

                         FORM OF ARTICLES SUPPLEMENTARY

                           ROYCE MICRO-CAP TRUST, INC.
                           ---------------------------


                             ARTICLES SUPPLEMENTARY
                        _____% CUMULATIVE PREFERRED STOCK



     ROYCE MICRO-CAP TRUST, INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Under a power contained in Article IV of the Charter of the Corporation (the "Charter"), the Board of Directors by duly adopted resolutions classified and designated 2,400,000 shares of authorized but unissued Common Stock (as such term is used in the Charter) as __% Cumulative Preferred Stock (the "Cumulative Preferred Stock"), with the following preferences, voting powers, rights, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article IV of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

                         ___% CUMULATIVE PREFERRED STOCK
                         -------------------------------

                                   ARTICLE I.

                                  DEFINITIONS

     1.  Definitions.
         ------------

     Unless the context or use indicates another or different meaning or intent, the following terms when used in these terms of the Cumulative Preferred Stock shall have the meanings set forth below, whether such terms are used in the singular or plural and regardless of their tense:

     "Accountant's Confirmation"* means a letter from an Independent Accountant delivered to Moody's with respect to certain Basic Maintenance Reports as specified by Moody's herein or by separate written notice substantially to the effect that:

         (i) the Independent Accountant has read the Basic Maintenance Report prepared by the Corporation as of the last Quarterly Valuation Date of the Corporation's fiscal year (the "Report");

         (ii) with respect to the issue size compliance, issuer diversification and industry diversification calculations, such calculations and the resulting Market Value of Moody's Eligible Assets and Portfolio Calculation are numerically correct;

         (iii) with respect to the calculation of the Basic Maintenance Amount, such calculation has been compared with the definition of Basic Maintenance Amount in these terms of the Cumulative Preferred Stock and is calculated in accordance with such definition and the results of such calculation have been recalculated and are numerically correct;

         (iv) with respect to the excess or deficiency of the Portfolio Calculation when compared to the Basic Maintenance Amount calculated for Moody's, the results of the calculation set forth in the Report have been recalculated and are numerically correct;

         (v) with respect to the lower of two bid prices (or alternative permissible factors used in calculating the Market Value as provided by these terms of the Cumulative Preferred Stock) provided by the custodian of the Corporation's assets for purposes of valuing securities in the portfolio, the Independent Accountant has traced the price used in the Report to the lower of the two bid prices listed in the report provided by such custodian and verified that such information agrees (in the event such information does not agree, the Independent Accountant will provide a listing in its letter of such differences); and

         (vi) with respect to the description of each security included in the Report, the description of Moody's Eligible Assets has been compared to the definition of Moody's Eligible Assets contained in these terms of the Cumulative Preferred Stock, and the description as appearing in the Report agrees with the definition of Moody's Eligible Assets as described in these terms of the Cumulative Preferred Stock.

         Each such letter may state: such Independent Accountant has made no independent verification of the accuracy of the description of the investment securities listed in the Report or the Market Value of those securities nor have they performed any procedures other than those specifically outlined above for the purposes of issuing such letter; unless otherwise stated in the letter, the procedures specified therein were limited to a comparison of numbers or a verification of specified computations applicable to numbers appearing in the Report and the schedule(s) thereto; the foregoing procedures do not constitute an examination in accordance with generally accepted auditing standards and the Report discussed in the letter do not extend to any of the Corporation's financial statements taken as a whole; such Independent Accountant does not express an opinion as to whether such procedures would enable such Independent Accountant to determine that the methods followed in the preparation of the Report would correctly determine the Market Value or Discounted Value of the investment portfolio; accordingly, such Independent Accountant expresses no opinion as to the information set forth in the Report or in the schedule(s) thereto and make no representation as to the sufficiency of the procedures performed for the purposes of these terms of the Cumulative Preferred Stock.

         Such letter shall also state that the Independent Accountant is a "independent accountant" with respect to the Corporation within the meaning of the Securities Act of 1933, as amended, and the related published rules and regulations thereunder.

         "Adviser" means Royce & Associates, LLC, a Delaware limited liability company.

         "Asset Coverage" means asset coverage, as defined in Section 18(h) of the 1940 Act, of at least 200%, or such higher percentage as may be required under the 1940 Act, with respect to all outstanding senior securities of the Corporation which are stock, including all outstanding shares of Cumulative Preferred Stock.

         "Asset Coverage Cure Date" means, with respect to the failure by the Corporation to maintain the Asset Coverage (as required by paragraph 5(a)(i) of Article II hereof) as of the last Business Day of each March, June, September and December of each year, 60 calendar days following such Business Day.

         "Basic Maintenance Amount"* means, as of any Valuation Date, the dollar amount equal to (i) the sum of (A) the product of the number of shares of Cumulative Preferred Stock outstanding on such Valuation Date multiplied by the Liquidation Preference; (B) to the extent not included in (A), the aggregate amount of cash dividends (whether or not earned or declared) that will have accumulated for each outstanding share of Cumulative Preferred Stock from the most recent Dividend Payment Date to which dividends have been paid or duly provided for (or, in the event the Basic Maintenance Amount is calculated on a date prior to the initial Dividend Payment Date with respect to the Cumulative Preferred Stock, then from the Date of Original Issue) through the Valuation Date plus all dividends to accumulate on the Cumulative Preferred Stock then outstanding during the 70 days following such Valuation Date; (C) the Corporation's other liabilities due and payable as of such Valuation Date (except that dividends and other distributions payable by the Corporation by the issuance of Common Stock shall not be included as a liability) and such liabilities projected to become due and payable by the Corporation during the 90 days following such Valuation Date (excluding liabilities for investments to be purchased and for dividends and other distributions not declared as of such Valuation Date); (D) any current liabilities of the Corporation as of such Valuation Date to the extent not reflected in any of (i)(A) through (i)(C) (including, without limitation, and immediately upon determination, any amounts due and payable by the Corporation pursuant to reverse repurchase agreements and any payables for assets purchased as of such Valuation Date) less (ii) (A) the Discounted Value of any of the Corporation's assets and/or (B) the face value of any of the Corporation's assets if, in the case of both (ii)(A) and (ii)(B), such assets are either cash or securities which mature prior to or on the date of redemption or repurchase of Cumulative Preferred Stock or payment of another liability and are either U.S. Government Obligations or securities which have a rating assigned by Moody's of at least Aaa, P-1, VMIG-1 or MIG-1 or by S&P of at least AAA, SP-1+ or A-1+, in both cases irrevocably held by the Corporation's custodian bank in a segregated account or deposited by the Corporation with the Paying Agent for the payment of the amounts needed to redeem or repurchase Cumulative Preferred Stock or, without duplication, any of (i)(B) through (i)(D) and provided that in the event the Corporation has repurchased Cumulative Preferred Stock at a price of less than the Liquidation Preference thereof and irrevocably segregated or deposited assets as described above with its custodian bank or the Paying Agent for the payment of the repurchase price the Corporation may deduct 100% of the Liquidation Preference of such Cumulative Preferred Stock to be repurchased from (i) above.

         "Basic Maintenance Amount Cure Date"* means 14 calendar days following a Valuation Date, such date being the last day upon which the Corporation's failure to comply with paragraph 5(a)(ii)(A) of Article II hereof could be cured.

         "Basic Maintenance Report"* means a report signed by the President, the Treasurer or any Vice President of the Corporation which sets forth, as of the related Valuation Date, the assets of the Corporation, the Market Value and Discounted Value thereof (seriatim and in the aggregate), and the Basic Maintenance Amount.

         "Board of Directors" means the Board of Directors of the Corporation.

         "Business Day" means a day on which the New York Stock Exchange is open for trading and that is neither a Saturday, Sunday nor any other day on which banks in the City of New York are authorized by law to close.

         "Charter" means the Articles of Incorporation, as amended and supplemented (including these terms of the Cumulative Preferred Stock), of the Corporation on file in the State Department of Assessments and Taxation of Maryland.

         "Common Stock" means the Common Stock, par value $.001 per share, of the Corporation.

         "Corporation" shall mean Royce Micro-Cap Trust, Inc., a Maryland corporation.

         "Cumulative Preferred Stock" means the ____% Cumulative Preferred Stock, par value $.001 per share, of the Corporation.

         "Date of Original Issue" shall have the meaning set forth in paragraph 1(a) of Article II hereof.

         "Deposit Securities" means cash, Short-Term Money Market Instruments and U.S. Government Obligations. Except for determining whether the Corporation has a Portfolio Calculation equal to or greater than the Basic Maintenance Amount, each Deposit Security shall be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Security but only if payable on or prior to the applicable payment date in advance of which the relevant deposit is made.

         "Discounted Value"* means, with respect to a Moody's Eligible Asset, the quotient of (A) in the case of non-convertible fixed income securities, the lower of the principal amount and the Market Value thereof, or (B) in the case of any other Moody's Eligible Assets, the Market Value thereof, divided by the applicable Moody's Discount Factor.

         "Dividend Payment Date" with respect to the Cumulative Preferred Stock, means any date on which dividends are payable thereon pursuant to the provisions of paragraph 1(a) of Article II hereof.

         "Dividend Period" shall have the meaning set forth in paragraph 1(a) of
Article II hereof.

         "Fitch" means Fitch Ratings, or its successor.

         "Independent Accountant"* means a nationally recognized accountant, or firm of accountants, that is with respect to the Corporation an independent public accountant or firm of independent public accountants under the Securities Act of 1933, as amended.

         "Lien"* means any material lien, mortgage, pledge, security interest or security agreement of any kind.

         "Liquidation Preference" shall have the meaning set forth in paragraph 2(a) of Article II hereof with respect to the Cumulative Preferred Stock.

         "Market Value"* means the amount determined by State Street Bank and Trust Company (so long as prices are provided to it by Reuters or another pricing service and Moody's has received written notice about the use of such other pricing service), or, if Moody's agrees in writing, the then-current bank custodian of the Corporation's assets or such other party approved by Moody's in writing, with respect to specific Moody's Eligible Assets of the Corporation, as follows: Securities listed on a U.S. or non-U.S. exchange or by Nasdaq, and securities traded on Nasdaq's Electronic Bulletin Board, shall be valued on the basis of their last reported sales price or Nasdaq official closing price on the Valuation Date or, if no sale is reported for such Valuation Date, then at their bid price for such Valuation Date. Quotations shall be taken from the market where the security is primarily traded. All other over-the-counter securities for which market quotations are readily available shall be valued at their highest bid price. Bonds and other fixed income securities may be valued by reference to other securities with comparable ratings, interest rates and maturities, using established independent pricing services.

         Notwithstanding the foregoing, "Market Value" may, at the option of the Corporation, mean the amount determined with respect to specific Moody's Eligible Assets of the Corporation in the manner set forth below:

         (a) as to any corporate bond or convertible corporate bond which is a Moody's Eligible Asset, (i) the product of (A) the unpaid principal balance of such bond as of the Valuation Date and (B)(1) if the bond is traded on a national securities exchange or quoted on the Nasdaq System, the last sales price reported on the Valuation Date or (2) if there was no reported sales price on the Valuation Date or if the bond is not traded on a national securities exchange or quoted on the Nasdaq System, the lower of two bid prices for such bond provided by two recognized securities dealers with a minimum capitalization of $25,000,000 (or otherwise approved for such purpose by Moody's) or by one such securities dealer and any other source (provided that the utilization of such source would not adversely affect Moody's then-current rating of the Cumulative Preferred Stock) to the custodian of the Corporation's assets, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Corporation by any such means by such custodian, plus (ii) accrued interest on such bond or, if two bid prices cannot be obtained, such Moody's Eligible Asset shall have a Market Value of zero;

         (b) as to any common or preferred stock which is a Moody's Eligible Asset, (i) if the stock is traded on a national securities exchange or quoted on the Nasdaq System, the last sales price reported on the Valuation Date or (ii) if there was no reported sales price on the Valuation

Date, the lower of two bid prices for such stock provided by two recognized securities dealers with a minimum capitalization of $25,000,000 (or otherwise approved for such purpose by Moody's) or by one such securities dealer and any other source (provided that the utilization of such source would not adversely affect Moody's then-current rating of the Cumulative Preferred Stock) to the custodian of the Corporation's assets, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Corporation by any such means by such custodian, or, if two bid prices cannot be obtained, such Moody's Eligible Asset shall have a Market Value of zero;

         (c) the product of (i) as to U.S. Government Obligations, Short Term Money Market Instruments (other than demand deposits, federal funds, bankers' acceptances and next Business Day's repurchase agreements) and other commercial paper, the face amount or aggregate principal amount of such U.S. Government Obligations, Short Term Money Market Instruments or other commercial paper, as the case may be, and (ii) the lower of the bid prices for the same kind of securities or instruments, as the case may be, having, as nearly as practicable, comparable interest rates and maturities provided by two recognized securities dealers having minimum capitalization of $25,000,000 (or otherwise approved for such purpose by Moody's) or by one such securities dealer and any other source (provided that the utilization of such source would not adversely affect Moody's then-current rating of the Cumulative Preferred Stock) to the custodian of the Corporation's assets, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Corporation by any such means by such custodian, or, if two bid prices cannot be obtained, such Moody's Eligible Asset will have a Market Value of zero;

         (d) as to cash, demand deposits, federal funds, bankers' acceptances and next Business Day's repurchase agreements included in Short Term Money Market Instruments, the face value thereof.

         "Moody's" means Moody's Investors Service, Inc., or its successor.
         --------

         "Moody's Discount Factor"* means, for purposes of determining the Discounted Value of any Moody's Eligible Asset, the percentage determined as follows:

               (i) Preferred securities (non-convertible): The percentage determined by reference to the rating on such asset with reference to whether such asset pays cumulative or non-cumulative dividends, in accordance with the table set forth below.

Rating Category (1)
-------------------

                                       Cumulative               Non-Cumulative
                                       ----------               --------------
Aaa                                       150%                       165%
Aa                                        155                        171
A                                         160                        176
Baa                                       165                        182

Ba                                        196%                       216%
B                                         216                        238
Below B and Unrated                       250                        275

------------
(1) Unless conclusions regarding liquidity risk as well as estimates of both the probability and severity of default for the Corporation's assets can be derived from other sources as well as combined with a number of sources as presented by the Corporation to Moody's, securities rated below B3 by Moody's and unrated securities, which are securities rated by neither Moody's, S&P nor Fitch, are limited to 10% of Moody's Eligible Assets. If a non-convertible preferred security is unrated by Moody's, S&P or Fitch, the Corporation will use the percentage set forth opposite "Below B and Unrated" in this table. Ratings assigned by S&P or Fitch are generally accepted by Moody's at face value. However, adjustments to face value may be made by Moody's to particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody's rating equivalent. Split rated securities assigned by S&P and Fitch will be accepted by Moody's at the lower of the two ratings.

The Moody's Discount Factor applied to non-convertible preferred securities that are Rule 144A Securities will equal the sum of the Moody's Discount Factor which would apply if such securities were registered under the Securities Act plus 20%.

               (ii) Corporate debt securities (non-convertible): The percentage determined by reference to the rating on such asset with reference to the remaining term to maturity of such asset, in accordance with the table set forth below.


                                                                 Rating Category(1)                       Below B
               Terms To Maturity of                  --------------------------------------------------     and
             Corporate Debt Security                  Aaa      Aa        A        Baa     Ba        B     Unrated
             -----------------------                  ---      --        -        ---     --        -     -------

1 year or less.................................       109%     112%     115%      118%   137%      150%     250%
2 years or less (but longer than 1 year).......       115      118      122       125    146       160      250
3 years or less (but longer than 2 years)......       120      123      127       131    153       168      250
4 years or less (but longer than 3 years)......       126      129      133       138    161       176      250
5 years or less (but longer than 4 years)......       132      135      139       144    168       185      250
7 years or less (but longer than 5 years)......       139      143      147       152    179       197      250
10 years or less (but longer than 7 years).....       145      150      155       160    189       208      250
15 years or less (but longer than 10 years)....       150      155      160       165    196       216      250
20 years or less (but longer than 15 years)....       150      155      160       165    196       228      250
30 years or less (but longer than 20 years)....       150      155      160       165    196       229      250
Greater than 30 years..........................       165      173      181       189    205       240      250

--------------------------
(1) Unless conclusions regarding liquidity risk as well as estimates of both the probability and severity of default for the Corporation's assets can be derived from other sources as well as combined with a number of sources as presented by the Corporation to Moody's, securities rated below B3 by Moody's and unrated securities, which are securities rated by neither Moody's, S&P nor Fitch, are limited to 10% of Moody's Eligible Assets. If a corporate debt security is unrated by Moody's, S&P or Fitch, the Corporation will use the percentage set forth under "Below B and Unrated" in this table. Ratings assigned by S&P or Fitch are generally accepted by Moody's at face value. However, adjustments to face value may be made by Moody's to particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody's rating equivalent. Split rated securities assigned by S&P and Fitch will be accepted by Moody's at the lower of the two ratings.

         The Moody's Discount Factors presented in the immediately preceding table will also apply to corporate debt securities that do not pay interest in U.S. dollars or euros, provided that the Moody's Discount Factor determined from the table shall be multiplied by a factor of 120% for purposes of calculating the Discounted Value of such securities.

               (iii)   U.S. Government Obligations and U.S. Treasury Strips:


                                                            U.S. Government Obligations      U.S. Treasury Strips
                 Remaining Term To Maturity                       Discount Factor               Discount Factor
--------------------------------------------------------- --------------------------------- ----------------------
1 year or less........................................                     107%                         107%
2 years or less (but longer than 1 year)..............                     113                          115
3 years or less (but longer than 2 years).............                     118                          121
4 years or less (but longer than 3 years).............                     123                          128
5 years or less (but longer than 4 years).............                     128                          135
7 years or less (but longer than 5 years).............                     135                          147
10 years or less (but longer than 7 years)............                     141                          163
15 years or less (but longer than 10 years)...........                     146                          191
20 years or less (but longer than 15 years)...........                     154                          218
30 years or less (but longer than 20 years)...........                     154                          244


               (iv) Short term instruments and cash: The Moody's Discount Factor applied to short term portfolio securities, including without limitation short term corporate debt securities, Short Term Money Market Instruments and short term municipal debt obligations, will be (A) 100%, so long as such portfolio securities mature or have a demand feature at par exercisable within the Moody's Exposure Period; (B) 115%, so long as such portfolio securities mature or have a demand feature at par not exercisable within the Moody's Exposure Period; (C) 125%, if such securities are not rated by Moody's, so long as such portfolio securities are rated at least A-1+/AA or SP-1+/AA by S&P and mature or have a demand feature at par exercisable within the Moody's Exposure Period; and (D) 148%, if such securities are not rated by Moody's, so long as such portfolio securities are rated at least A-1+/AA or SP-1+/AA by S&P and mature or have a demand feature at par exercisable greater than the Moody's Exposure Period. A Moody's Discount Factor of 100% will be applied to cash. A Moody's Discount Factor of 100% will also apply to money market funds rated by a NRSRO that comply with Rule 2a-7 under the 1940 Act.

               (v) Rule 144A Securities: Except as set forth in clause (i) above with respect to non-convertible preferred securities, the Moody's Discount Factor applied to Rule 144A Securities will be 130% of the Moody's Discount Factor which would apply if the securities were registered under the Securities Act.

               (vi) Convertible securities (including convertible preferred securities):

                                                                  Rating Category(1)
                                  --------------------------------------------------------------------------------
                                                                                                      Below B and
Industry Category                  Aaa        Aa          A        Baa         Ba          B            Unrated
-------------------------------    ---        --          -        ---         --          -            -------

Utility                            162%       167%       172%      188%      195%        199%            300%
Industrial                         256%       261        266       282       290         293             300
Financial                          233%       238        243       259       265         270             300
Transportation                     250%       265        275       285       290         295             300

(1) Unless conclusions regarding liquidity risk as well as estimates of both the probability and severity of default for the Corporation's assets can be derived from other sources as well as combined with a number of sources as presented by the Corporation to Moody's, securities rated below B3 by Moody's and unrated securities, which are securities rated by neither Moody's, S&P nor Fitch, are limited to 10% of Moody's Eligible Assets. If a convertible security is unrated by Moody's, S&P or Fitch, the Corporation will use the percentage set forth under "Below B and Unrated" in this table. Ratings assigned by S&P or Fitch are generally accepted by Moody's at face value. However, adjustments to face value may be made by Moody's to particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody's rating equivalent. Split rated securities assigned by S&P and Fitch will be accepted by Moody's at the lower of the two ratings.


               (vii) U.S. Common Stock and Common Stock of foreign issuers for which ADRs are traded.

         Utility.......................................................  170%
         Industrial....................................................  264
         Financial.....................................................  241
         Other.........................................................  300


               (viii) The Moody's Discount Factor applied to Common Stock of foreign issuers (in existence for at least five years) for which no ADRs are traded will be 400%.

The Moody's Discount Factor for any Moody's Eligible Asset other than the securities set forth above will be the percentage provided in writing by Moody's.

For purposes of this definition, ratings assigned by S&P or Fitch are generally accepted by Moody's at face value. However, adjustments to face value may be made by Moody's to particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody's rating equivalent. Split rated securities assigned by S&P and Fitch will be accepted by Moody's at the lower of the two ratings.


         "Moody's Eligible Assets"* means:

               (i)    Cash (including interest and dividends due on assets rated
               (A) Baa3 or higher by Moody's if the payment date is within five Business Days of the Valuation Date, (B) A2 or higher if the payment date is within thirty days of the Valuation Date, and (C) A1 or higher if the payment date is within the Moody's Exposure Period) and receivables for assets sold if the receivable is due within five Business Days of the Valuation Date, and if the trades which generated such receivables are
               (A) settled through clearing house firms with respect to which the Corporation has received prior written authorization from Moody's or (B)(1) with counterparties having a Moody's long term debt rating of at least Baa3 or the equivalent from S&P or Fitch or (2) with counterparties having a Moody's Short
               Term Money Market Instrument rating of at least P-1 or the equivalent from S&P or Fitch.

               (ii) Short Term Money Market Instruments, so long as (A) such securities are rated at least P-1 or if not rated by Moody's, rated at least A-1+/AA or SP-1+/AA by S&P or the equivalent by Fitch, (B) in the case of demand deposits, time deposits and overnight funds, the supporting entity is rated at least A2 by Moody's or the equivalent by S&P or Fitch, or (C) in all other cases, the supporting entity (1) is rated A2 by Moody's or the equivalent by S&P or Fitch and the security matures within one month, (2) is rated A1 by Moody's or the equivalent by S&P or Fitch and the security matures within three months or (3) is rated at least Aa3 by Moody's or the equivalent by S&P or Fitch and the security matures within six months. In addition, money market funds that comply with Rule 2a-7 under the 1940 Act are Moody's Eligible Assets;

               (iii)  U.S. Government Obligations and U.S. Treasury Strips;

               (iv)   Rule 144A Securities;

               (v)    Corporate debt securities, except as noted below, if
               (A)(1) such securities are rated B3 or higher by Moody's or the equivalent by S&P or Fitch; (2) for securities, which provide for conversion or exchange at the option of the issuer into equity capital at some time over their lives, the issuer must be rated at least B3 by Moody's or the equivalent by S&P or Fitch; or (3) for debt securities rated Ba1 and below by Moody's or the equivalent by S&P or Fitch, no more than 10% of the original amount of such issue may constitute Moody's Eligible Assets; (B) such securities provide for the periodic payment of interest in cash in U.S. dollars or euros, except that such securities that do not pay interest in U.S. dollars or euros shall be considered Moody's Eligible Assets if they are rated by Moody's, S&P or Fitch; and (C) such securities have been registered under the Securities Act or are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act, except that such securities that are not subject to U.S. federal securities laws shall be considered Moody's Eligible Assets if they are publicly traded.

               In order to merit consideration as Moody's Eligible Asset, debt securities are issued by entities which have not filed for bankruptcy within the past three years, are current on all principal and interest in their fixed income obligations, are current on all preferred security dividends and possess a current, unqualified auditor's report without qualified, explanatory language.

               Corporate debt securities not rated at least B3 by Moody's or the equivalent by S&P or Fitch or not rated by Moody's, S&P or Fitch shall be considered to be Moody's Eligible Assets only to the extent the Market Value of such corporate debt securities does not exceed 10% of the aggregate Market Value of all Moody's Eligible Assets.

               (vi) Preferred securities if (A) such preferred securities pay cumulative or non-cumulative dividends, (B) such securities provide for the periodic payment of dividends thereon in cash in U.S. dollars or euros, (C) the issuer or the parent company of the issuer of such a preferred security has common stock listed on either the New York Stock Exchange, the American Stock Exchange or Nasdaq or is a U.S. Government Agency, (D) the issuer or the parent company of the issuer of such a preferred security has a senior debt rating or a preferred security rating from Moody's of Baa3 or higher or the equivalent from S&P or Fitch and (E) such preferred security has paid consistent cash dividends in U.S. dollars or euros over the last three years or has a minimum rating of A1 from Moody's or the equivalent from S&P or Fitch (if the issuer of such preferred security or the parent company of the issuer has other preferred issues outstanding that have been paying dividends consistently for the last three years, then a preferred security without such a dividend history would also be eligible). In addition, the preferred securities must have the diversification requirements set forth in the table below and the preferred securities issue must be greater than $50 million.

         Diversification Table:
         ----------------------

         The table below establishes maximum limits for inclusion as Moody's Eligible Assets (other than common stock as set forth below) prior to applying Moody's Discount Factors to Moody's Eligible Assets.


                                 Minimum               Maximum              Maximum          Maximum Single
                               Issue Size              Single           Single Industry         Industry
Ratings(1)                  ($ in Million)(2)       Issuer (3)(4)     Non-Utility (4)(5)     Utility(4)(5)
----------                  -----------------       -------------     ------------------     -------------

Aaa..................             $100                  100%                 100%                 100%
Aa...................              100                   20                   60                   30
A....................              100                   10                   40                   25
Baa..................              100                    6                   20                   20
Ba...................               50(6)                 4                   12                   12
B1-B2................               50(6)                 3                    8                    8
B3 or below..........               50(6)                 2                    5                    5

(1) Refers to the preferred security and senior debt rating of the portfolio holding.
(2) Except for preferred security, which has a minimum issue size of $50 million.
(3) Companies subject to common ownership of 25% or more are considered as one issuer.
(4) Percentages represent a portion of the aggregate Market Value of the Corporation's total assets.
(5) Industries are determined according to Moody's Industry Classifications, as defined herein.
(6) Portfolio holdings from issues ranging from $50 million to $100 million are limited to 20% of the Corporation's total assets.

               (vii) Common stocks (A) (i) which are traded in the United States on a national securities exchange or in the over-the-counter market, (ii) which, if cash dividend paying, pay cash dividends in U.S. dollars, and (iii) which may be sold without restriction by the Corporation; provided, however, that common stock which, while a Moody's Eligible Asset owned by the Corporation, ceases paying any regular cash dividend will no longer be considered a Moody's Eligible Asset until 71 days after the date of the announcement of such cessation, unless the issuer of the common stock has senior debt securities rated at least A3 by Moody's or the equivalent by S&P or Fitch, (B) which are securities denominated in any currency other than the U.S. dollar or securities of issuers formed under the laws of jurisdictions other than the United States, its states, commonwealths, territories and possessions, including the District of Columbia, for which there are dollar-denominated American Depository Receipts ("ADRs") which are (i) sponsored

               ADR programs or (ii) Level II or Level III ADRs, and (C) which are securities of issuers formed under the laws of jurisdictions other than the United States, its states, commonwealths, territories and possessions, including the District of Columbia (and in existence for at least five years), for which no ADRs are traded;

         Common Stock Diversification Table:
         -----------------------------------


                                     Maximum Single      Maximum Single       Maximum Single
            Industry Category         Issuer (%)(1)       Industry (%)(1)       State (%)(1)
            -----------------------   -------------       ---------------       ------------
            Utility                         4                   50                    7(2)
            Industrial                      4                   45                    7
            Financial                       5                   40                    6
            Other                           6                   20                   N/A


            -----------------------
            (1) Percentages represent both a portion of the aggregate
                Market Value and the number of outstanding shares of the common stock portfolio.
            (2) Utility companies operating in more than one state should be diversified according to the state of incorporation.

            (viii) Financial contracts, as such term is defined in Section 3(c)(2)(B)(ii) of the 1940 Act, not otherwise provided for in this definition but only upon receipt by the Corporation of a letter from Moody's specifying any conditions on including such financial contract in Moody's Eligible Assets and assuring the Corporation that including such financial contract in the manner so specified would not affect the credit rating assigned by Moody's to the AMPS.

            When the Corporation sells a portfolio security and agrees to repurchase it at a future date, the Discounted Value of such security will constitute a Moody's Eligible Asset and the amount the Corporation is required to pay upon repurchase of such security will count as a liability for purposes of calculating the Basic Maintenance Amount. When the Corporation purchases a security and agrees to sell it at a future date to another party, cash receivable by the Corporation thereby will constitute a Moody's Eligible Asset if the long term debt of such other party is rated at least A2 by Moody's or the equivalent by S&P or Fitch and such agreement has a term of 30 days or less; otherwise the Discounted Value of such security will constitute a Moody's Eligible Asset. For the purpose of calculation of Moody's Eligible Assets, portfolio securities which have been called for redemption by the issuer thereof shall be valued at the lower of Market Value or the call price of such portfolio securities.

            Notwithstanding the foregoing, an asset will not be considered a Moody's Eligible Asset to the extent that it has been irrevocably deposited for the payment of (i)(A) through (i)(D) under the definition of Basic Maintenance Amount or to the extent it is subject to any Liens, including assets segregated under margin account requirements in connection with the engagement in hedging transactions, except for (A) Liens which are being contested in good faith by appropriate proceedings and which Moody's has indicated to the Corporation will not affect the status of such assets as a Moody's Eligible Asset, (B) Liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (C) Liens to secure payment for services rendered or cash advanced to the Corporation by the Adviser, the Corporation's custodian, transfer agent or registrar or the Auction Agent and (D) Liens arising by virtue of any repurchase agreement.

For purposes of this definition, ratings assigned by S&P or Fitch are generally accepted by Moody's at face value. However, adjustments to face value may be made by Moody's to particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody's rating equivalent. Split rated securities assigned by S&P and Fitch will be accepted by Moody's at the lower of the two ratings.

         "Moody's Exposure Period"* means the sum of (i) that number of calendar days from the last Valuation Date on which the Portfolio Calculation was at least equal to the Basic Maintenance Amount to the Valuation Date on which the Portfolio Calculation was not at least equal to the Basic Maintenance Amount,
(ii) that number of calendar days following a Valuation Date that the Corporation has under these terms of the Cumulative Preferred Stock to cure any failure to maintain a Portfolio Calculation at least equal to the Basic Maintenance Amount, and (iii) the maximum number of calendar days the Corporation has to effect a redemption under Article II, paragraph 3 of these terms of the Cumulative Preferred Stock.

         "Moody's Industry Classifications"* means, for the purposes of determining Moody's Eligible Assets, each of the following industry classifications (or such other classifications as Moody's may from time to time approve for application to the Cumulative Preferred Stock):

         Aerospace and Defense: Major Contractor, Subsystems, Research, Aircraft Manufacturing, Arms, Ammunition

         Automobile: Automotive Equipment, Auto-Manufacturing, Auto Parts Manufacturing, Personal Use Trailers, Motor Homes, Dealers

         Banking: Bank Holding, Savings and Loans, Consumer Credit, Small Loan, Agency, Factoring, Receivables

         Beverage, Food and Tobacco: Beer and Ale, Distillers, Wines and Liquors, Distributors, Soft Drink Syrup, Bottlers, Bakery, Mill Sugar, Canned Foods, Corn Refiners, Dairy Products, Meat Products, Poultry Products, Snacks, Packaged Foods, Distributors, Candy, Gum, Seafood, Frozen Food, Cigarettes, Cigars, Leaf/Snuff, Vegetable Oil

         Buildings and Real Estate: Brick, Cement, Climate Controls, Contracting, Engineering, Construction, Hardware, Forest Products (building-related only), Plumbing, Roofing, Wallboard, Real Estate, Real Estate Development, REITs, Land Development

         Chemicals, Plastics and Rubber: Chemicals (non-agriculture), Industrial Gases, Sulfur, Plastics, Plastic Products, Abrasives, Coatings, Paints, Varnish, Fabricating

         Containers, Packaging and Glass: Glass, Fiberglass, Containers made of:
         Glass, Metal, Paper, Plastic, Wood, or Fiberglass

         Personal and Non Durable Consumer Products (Manufacturing Only): Soaps, Perfumes, Cosmetics, Toiletries, Cleaning Supplies, School Supplies

         Diversified/Conglomerate Manufacturing

         Diversified/Conglomerate Service

         Diversified Natural Resources, Precious Metals and Minerals:
         Fabricating, Distribution

         Ecological: Pollution Control, Waste Removal, Waste Treatment, Waste Disposal

         Electronics: Computer Hardware, Electric Equipment, Components, Controllers, Motors, Household Appliances, Information Service Communication Systems, Radios, Televisions, Tape Machines, Speakers, Printers, Drivers, Technology

         Finance: Investment Brokerage, Leasing, Syndication, Securities

         Farming and Agriculture: Livestock, Grains, Produce; Agricultural Chemicals, Agricultural Equipment, Fertilizers

         Grocery: Grocery Stores, Convenience Food Stores

         Healthcare, Education and Childcare: Ethical Drugs, Proprietary Drugs, Research, Health Care Centers, Nursing Homes, HMOs, Hospitals, Hospital Supplies, Medical Equipment

         Home and Office Furnishings, Housewares, and Durable Consumer Products:
         Carpets, Floor Coverings, Furniture, Cooking, Ranges

         Hotels, Motels, Inns and Gaming

         Insurance: Life, Property and Casualty, Broker, Agent, Surety

         Leisure, Amusement, Motion Pictures, Entertainment: Boating, Bowling, Billiards, Musical Instruments, Fishing, Photo Equipment, Records, Tapes, Sports, Outdoor Equipment (Camping), Tourism, Resorts, Games, Toy Manufacturing, Motion Picture Production Theaters, Motion Picture Distribution

         Machinery (Non-Agriculture, Non-Construction, Non-Electronic):
         Industrial, Machine Tools, Steam Generators

         Mining, Steel, Iron and Non Precious Metals: Coal, Copper, Lead, Uranium, Zinc, Aluminum, Stainless Steel, Integrated Steel, Ore Production, Refractories, Steel Mill Machinery, Mini-Mills, Fabricating, Distribution and Sales of the foregoing

         Oil and Gas: Crude Producer, Retailer, Well Supply, Service and
         Drilling

         Printing, Publishing and Broadcasting: Graphic Arts, Paper, Paper Products, Business Forms, Magazines, Books, Periodicals, Newspapers, Textbooks, Radio, Television, Cable Broadcasting Equipment

         Cargo Transport: Rail, Shipping, Railroads, Rail-Car Builders, Ship Builders, Containers, Container Builders, Parts, Overnight Mail, Trucking, Truck Manufacturing, Trailer Manufacturing, Air Cargo, Transport

         Retail Stores: Apparel, Toy, Variety, Drugs, Department, Mail Order Catalog, Showroom

         Telecommunications: Local, Long Distance, Independent, Telephone, Telegraph, Satellite, Equipment, Research, Cellular

         Textiles and Leather: Producer, Synthetic Fiber, Apparel Manufacturer, Leather Shoes

         Personal Transportation: Air, Bus, Rail, Car Rental

         Utilities: Electric, Water, Hydro Power, Gas

         Diversified Sovereigns: Semi-sovereigns, Canadian Provinces, Supra-national agencies

         The Corporation will use its discretion in determining which industry classification is applicable to a particular investment in consultation with the Independent Accountant and Moody's, to the extent the Corporation considers necessary.

         "Nasdaq" means the Nasdaq Stock Market, Inc.

         "1940 Act" means the Investment Company Act of 1940, as amended.

         "Notice of Redemption" has the meaning set forth in paragraph 3(c)(i) of Article II hereof.

         "NRSRO" means any nationally reorganized statistical rating organization, as that term is used in Rule 15a3-1 under the Securities Exchange Act of 1934, as amended, or any successor provisions.

         "Officers' Certificate" means a certificate signed by any two of the President, a Vice President, the Treasurer or the Secretary of the Corporation or by any one of the foregoing and an Assistant Treasurer or Assistant Secretary of the Corporation.

         "Paying Agent" means Equiserve Trust Company, N.A. and its successors or any other paying agent appointed by the Corporation with respect to the Cumulative Preferred Stock and/or any other Preferred Stock.

         "Portfolio Calculation"* means the aggregate Discounted Value of all Moody's Eligible Assets.

         "Preferred Stock" means the preferred stock, par value $.001 per share, of the Corporation, and includes the Cumulative Preferred Stock.

         "Quarterly Valuation Date"* means the last Valuation Date in March, June, September and December of each year, commencing _____________, ______.

         "Redemption Price" has the meaning set forth in paragraph 3(a) of
Article II hereof.

         "Rule 144A Securities" means securities that are restricted as to resale under U.S. federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act or successor provisions.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Short-Term Money Market Instruments" means the following types of instruments if, on the date of purchase or other acquisition thereof by the Corporation, the remaining term to maturity thereof is not in excess of 180 days:

               (i) Commercial paper rated P-1 by Moody's, F1 by Fitch or A-1 by S&P if such commercial paper matures in 30 days or less, or P-1 by Moody's and either F1 by Fitch or A-1+ by S&P if such commercial paper matures in over 30 days;

               (ii) Demand or time deposits in, and banker's acceptances and certificates of deposit of (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or
               (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

               (iii) Overnight funds;

               (iv)  U.S. Government Obligations; and

               (v) Eurodollar demand or time deposits in, or certificates of deposit of, the head office or the London branch office of a depository institution or trust company if the certificates of deposit, if any, and the long-term unsecured debt obligations (other than such obligations the ratings of which are based on the credit of a person or entity other than such depository institution or trust company) of such depository institution or trust company that have (1) credit ratings on such Valuation
               Date of at least P-1 from Moody's and either F1+ from Fitch or A-1+ from S&P, in the case of commercial paper or certificates of deposit, and (2) credit ratings on each Valuation Date of at least Aa3 from Moody's and either AA- from Fitch or AA- from S&P, in the case of long-term unsecured debt obligations; provided, however, that in the case of any such investment that matures in no more than one Business Day from the date of purchase or other acquisition by the Corporation, all of the foregoing requirements shall be applicable except that the required long-term unsecured debt credit rating of such depository institution or trust company from Moody's, Fitch and S&P shall be at least A2, A and A, respectively; and provided further, however, that the foregoing credit rating requirements shall be deemed to be met with respect to a depository institution or trust company if (1) such depository institution or trust company is the principal depository institution in a holding company system, (2) the certificates of deposit, if any, of such depository institution or trust company are not rated on any Valuation Date below P-1 by Moody's, F1+ by Fitch or A-1+ by S&P and there is no long-term rating, and (3) the holding company shall meet all of the foregoing credit rating requirements (including the preceding proviso in the case of investments that mature in no more than one Business Day from the date of purchase or other acquisition by the Corporation); and provided further, that the interest receivable by the Corporation shall not be subject to any withholding or similar taxes.

         "S&P" means Standard & Poor's, or its successor.


         "U.S. Government Agency" means any agency, sponsored enterprise or instrumentality of the United States of America.

         "U.S. Government Obligations" means direct obligations of the United States or U.S. Government Agencies that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills and U.S. Treasury Strips, provide for the periodic payment of interest and the full payment of principal at maturity.

         "U.S. Treasury Strips" means securities based on direct obligations of the United States Treasury created through the Separate Trading of Registered Interest and Principal of Securities program.

         "Valuation Date"* means every Friday or, if such day is not a Business Day, the immediately preceding Business Day.

         "Voting Period" shall have the meaning set forth in paragraph 4(b) of
Article II hereof.

         2.    Certain Definitions Dependent on Facts Ascertainable Outside the
               ----------------------------------------------------------------
Charter.
--------
         Those of the foregoing definitions which are marked with an asterisk (the "Definitions") have been adopted by the Board of Directors of the Corporation in order to obtain an Aaa rating from Moody's on the shares of Cumulative Preferred Stock on their Date of Original Issue and to maintain such rating. The interpretation or applicability of any or all of the Definitions may from time to time be modified by the Board of Directors in its sole discretion based on a determination by the Board of Directors that such action is necessary or appropriate with respect to the Cumulative Preferred Stock; provided, however, that the Board of Directors receives written confirmation from Moody's that any such modification would not impair the ratings then assigned by Moody's to the Cumulative Preferred Stock. Furthermore, if the Board of Directors determines not to continue to comply with the provisions of paragraphs 5(a)(ii), 5(c) and 6 of Article II hereof as provided in paragraph 7 of Article II hereof, then the Definitions, unless the context otherwise requires, shall be without force and effect and have no meaning for these terms of the Cumulative Preferred Stock.

ARTICLE II.

                           CUMULATIVE PREFERRED STOCK

         1.   Dividends.
              ----------

              (a) Holders of shares of Cumulative Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available therefor, cumulative cash dividends at the annual rate of ____% per share (computed on the basis of a 360-day year consisting of twelve 30-day months) of the initial Liquidation Preference of $25.00 per share on the Cumulative Preferred Stock and no more, payable quarterly on March 23, June 23, September 23 and December 23 in each year (each, a "Dividend Payment Date"), commencing December 23, 2003 (or, if any such day is not a Business Day, then on the next succeeding Business Day), to holders of record of Cumulative Preferred Stock as they appear on the stock register of the Corporation at the close of business on the preceding March 6, June 6, September 6 and December 6 (or, if any such day is not a Business Day, then on the next succeeding Business Day), as the case may be, in preference to dividends on shares of Common Stock and any other stock of the Corporation ranking junior to the Cumulative Preferred Stock in payment of dividends. Dividends on shares of Cumulative Preferred Stock shall accumulate from the date on which the first such shares of Cumulative Preferred Stock are originally issued ("Date of Original Issue"). Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a "Dividend Period." Dividends on account of arrears for any past Dividend Period may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 30 days preceding the payment date thereof, as shall be fixed by the Board of Directors.

              (b)(i) No dividends shall be declared or paid or set apart for payment on any shares of Cumulative Preferred Stock for any Dividend Period or part thereof unless full cumulative dividends have been or contemporaneously are declared and paid on all outstanding shares of Cumulative Preferred Stock through the most recent Dividend Payment Date therefor. If full cumulative dividends are not declared and paid on the shares of Cumulative Preferred Stock, any dividends on the shares of Cumulative Preferred Stock shall be declared and paid pro rata on all outstanding shares of Cumulative Preferred Stock. No holders of shares of Cumulative Preferred Stock shall be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends as provided in this paragraph 1(b)(i) on shares of Cumulative Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on any shares of Cumulative Preferred Stock that may be in arrears.

                 (ii) For so long as shares of Cumulative Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other stock, if any, ranking junior to the Cumulative Preferred Stock as to dividends or upon liquidation) in respect of the Common Stock or any other stock of the Corporation ranking junior to or on parity with the Cumulative Preferred Stock as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of Common Stock or any other stock of the Corporation ranking junior to the Cumulative Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for stock of the Corporation ranking junior to or on parity with the Cumulative Preferred Stock as to dividends and upon liquidation), unless, in each case, (A) immediately thereafter, the Corporation shall have a Portfolio Calculation at least equal to the Basic Maintenance Amount and the Corporation shall maintain the Asset Coverage, (B) full cumulative dividends on all shares of Cumulative Preferred Stock due on or prior to the date of the transaction have been declared and paid (or shall have been declared and sufficient funds for the payment thereof deposited with the Paying Agent) and (C) the Corporation has redeemed the full number of shares of Cumulative Preferred Stock required to be redeemed by any provision contained herein for mandatory redemption.

                 (iii) Any dividend payment made on the shares of Cumulative Preferred Stock shall first be credited against the dividends accumulated with respect to the earliest Dividend Period for which dividends have not been paid.

              (c) Not later than the Business Day next preceding each Dividend Payment Date, the Corporation shall deposit with the Paying Agent Deposit Securities having an initial combined value sufficient to pay the dividends that are payable on such Dividend Payment Date, which Deposit Securities shall mature on or prior to such Dividend Payment Date. The Corporation may direct the Paying Agent with respect to the investment of any such Deposit Securities, provided that such investment consists exclusively of Deposit Securities and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.

              (d) The Board of Directors may authorize and the Corporation may declare an additional dividend on the Cumulative Preferred Stock each year in order to permit the Corporation to distribute its income in accordance with
Section 855 (or any successor provision) of the Internal Revenue Code of 1986, as amended (the "Code"), and the other rules and regulations under Subchapter M of the Code. Any such additional dividend shall be payable to holders of the Cumulative Preferred Stock on the next Dividend Payment Date, shall be part of a regular quarterly dividend for the year of declaration payable to holders of record pursuant to paragraph 1(a) hereof and shall not result in any increase in the amount of cash dividends payable for such year pursuant to paragraph 1(a) hereof.

         2.   Liquidation Rights.
              -------------------

              (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of Cumulative Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, after claims of creditors but before any distribution or payment shall be made in respect of the Common Stock or any other stock of the Corporation ranking junior to the Cumulative Preferred Stock as to liquidation payments, a liquidation distribution in the amount of $25.00 per share plus an amount equal to all unpaid dividends thereon accumulated to and including the date fixed for such distribution or payment (whether or not earned or declared by the Corporation, but excluding interest thereon) (the "Liquidation Preference"), and such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

              (b) If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution among the holders of all outstanding shares of Cumulative Preferred Stock and any other outstanding class or series of Preferred Stock of the Corporation ranking on a parity with the Cumulative Preferred Stock as to payment upon liquidation, shall be insufficient to permit the payment in full to such holders of Cumulative Preferred Stock of the Liquidation Preference and the amounts due upon liquidation with respect to such other Preferred Stock, then such available assets shall be distributed among the holders of shares of Cumulative Preferred Stock and such other Preferred Stock ratably in proportion to the respective preferential amounts to which they are entitled. Unless and until the Liquidation Preference has been paid in full to the holders of shares of Cumulative Preferred Stock, no dividends or distributions shall be made to holders of the Common Stock or any other stock of the Corporation ranking junior to the Cumulative Preferred Stock as to liquidation.

         3.   Redemption.
              -----------

         Shares of the Cumulative Preferred Stock shall be redeemed or redeemable by the Corporation as provided below:

              (a)     Mandatory Redemptions.
                      ----------------------

         If the Corporation is required to redeem any shares of Cumulative Preferred Stock pursuant to paragraphs 5(b) or 5(c) of Article II hereof, then the Corporation shall, to the extent permitted by the 1940 Act, Maryland law and any agreement in respect of indebtedness of the Corporation to which it may be a party or by which it may be bound, by the close of business on such Asset Coverage Cure Date or Basic Maintenance Amount Cure Date (herein collectively referred to as a "Cure Date"), as the case may be, fix a redemption date and proceed to redeem shares as set forth in paragraph 3(c) hereof. On such redemption date, the Corporation shall redeem, out of funds legally available therefor, the number of shares of Cumulative Preferred Stock and/or other Preferred Stock equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such Cure Date, would have resulted in the Asset Coverage having been satisfied or the Corporation having a Portfolio Calculation equal to or greater than the Basic Maintenance Amount, as the case may be, immediately prior to the opening of business on such Cure Date or, if the Asset Coverage or a Portfolio Calculation equal to or greater than the Basic Maintenance Amount, as the case may be, cannot be so restored, all of the shares of Cumulative Preferred Stock, at a price equal to $25.00 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared by the Corporation) through the date of redemption (the "Redemption Price"). In the event that shares of Cumulative Preferred Stock are redeemed pursuant to paragraph 5(b) of Article II hereof, the Corporation may, but shall not be required to, redeem a sufficient number of shares of Cumulative Preferred Stock pursuant to this paragraph 3(a) in order that the "asset coverage" of a class of senior security which is stock, as defined in
Section 18(h) of the 1940 Act, of the remaining outstanding shares of Cumulative Preferred Stock and any other Preferred Stock after redemption is up to 275%.

              (b)     Optional Redemptions.
                      ---------------------

         Prior to October __, 2008, the Corporation may, at its option, redeem shares of Cumulative Preferred Stock at the Redemption Price per share only if and to the extent that any such redemption is necessary, in the judgment of the Corporation, to maintain the Corporation's status as a regulated investment company under Subchapter M of the Code. Commencing October __, 2008, and at any time and from time to time thereafter, the Corporation may, at its option, to the extent permitted by the 1940 Act, Maryland law and any agreement in respect of indebtedness of the Corporation to which it may be a party or by which it may be bound, redeem the Cumulative Preferred Stock in whole or in part at the Redemption Price per share.

              (c)     Procedures for Redemption.
                      --------------------------

              (i) If the Corporation shall determine or be required to redeem shares of Cumulative Preferred Stock pursuant to this paragraph 3, it shall mail a written notice of redemption ("Notice of Redemption") with respect to such redemption by first class mail, postage prepaid, to each holder of the shares to be redeemed at such holder's address as the same appears on the stock books of the Corporation on the record date in respect of such redemption established by the Board of Directors. Each such Notice of Redemption shall state: (A) the redemption date, which shall be not fewer than 30 days nor more than 45 days after the date of such notice; (B) the number of shares of Cumulative Preferred Stock to be redeemed; (C) the CUSIP number(s) of such shares; (D) the Redemption Price; (E) that dividends on the shares to be redeemed will cease to accumulate on such redemption date; and (F) the provisions of this paragraph 3 under which such redemption is made. If fewer than all shares of Cumulative Preferred Stock held by any holder are to be redeemed, the Notice of Redemption mailed to such holder also shall specify the number of shares to be redeemed from such holder. No defect in the Notice of Redemption or the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law.

              (ii) If the Corporation shall give a Notice of Redemption, then by the close of business on the Business Day preceding the redemption date specified in the Notice of Redemption the Corporation shall (A) deposit with the Paying Agent Deposit Securities having an initial combined value sufficient to effect the redemption of the shares of Cumulative Preferred Stock to be redeemed, which Deposit Securities shall mature on or prior to such redemption date, and (B) give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the shares of Cumulative Preferred Stock called for redemption on the redemption date. The Corporation may direct the Paying Agent with respect to the investment of any Deposit Securities so deposited, provided that the proceeds of any such investment will be available at the opening of business on such redemption date. Upon the date of such deposit (unless the Corporation shall default in making payment of the Redemption Price), all rights of the holders of the shares of Cumulative Preferred Stock so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof, and such shares shall no longer be deemed outstanding for any purpose. The Corporation shall be entitled to receive, promptly after the date fixed for redemption, any cash in excess of the aggregate Redemption Price of the shares of Cumulative Preferred Stock called for redemption on such date and any remaining Deposit Securities. Any assets so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be repaid to the Corporation, after which the holders of the shares of Cumulative Preferred Stock so called for redemption shall look only to the Corporation for payment thereof. The Corporation shall be entitled to receive, from time to time after the date fixed for redemption, any interest on the Deposit Securities so deposited.

              (iii) On the redemption date, each record owner of shares of Cumulative Preferred Stock on the books of the Paying Agent shall be entitled to receive the cash Redemption Price, without interest.

              (iv) In the case of any redemption of less than all of the shares of Cumulative Preferred Stock pursuant to these terms of the Cumulative Preferred Stock, such redemption shall be made pro rata from each holder of shares of Cumulative Preferred Stock in accordance with the respective number of shares held by each such holder on the record date for such redemption.

              (v) Notwithstanding the other provisions of this paragraph 3, the Corporation shall not redeem shares of Cumulative Preferred
         Stock or any other Preferred Stock unless all accumulated and unpaid dividends on all outstanding shares of Cumulative Preferred Stock for all applicable past Dividend Periods (whether or not earned or declared by the Corporation) shall have been or are contemporaneously paid or declared and Deposit Securities for the payment of such dividends shall have been deposited with the Paying Agent as set forth in paragraph 1(c) of Article II hereof.

              (vi) If the Corporation shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the shares of the Cumulative Preferred Stock to be redeemed on any redemption date, the Corporation shall redeem on such redemption date the number of shares of Cumulative Preferred Stock as it shall have legally available funds, or is otherwise able, to redeem ratably from each holder whose shares are to be redeemed, and the remainder of the shares of the Cumulative Preferred Stock required to be redeemed shall be redeemed on the earliest practicable date on which the Corporation shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares.

         4.   Voting Rights.
              --------------

              (a)     General.
                      --------

         Except as otherwise provided by law or as specified in the Charter or Bylaws, each holder of shares of Cumulative Preferred Stock shall be entitled to one vote for each share held on each matter submitted to a vote of stockholders of the Corporation, and the holders of outstanding shares of Preferred Stock, including Cumulative Preferred Stock, and of shares of Common Stock shall vote together as a single class; provided that, at all times the holders of outstanding shares of Preferred Stock, including Cumulative Preferred Stock, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of stock of the Corporation, to elect two directors of the Corporation. Subject to paragraph 4(b) of Article II hereof, the holders of outstanding shares of stock of the Corporation, including the holders of outstanding shares of Preferred Stock (including the Cumulative Preferred Stock), voting as a single class, shall elect the balance of the directors.

              (b)     Right to Elect Majority of Board of Directors.
                      ----------------------------------------------

         During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a "Voting Period"), the number of directorships constituting the Board of Directors shall automatically increase by the smallest number that, when added to the two directors elected exclusively by the holders of shares of Preferred Stock, would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of shares of Preferred Stock shall be entitled, voting separately as one class (to the exclusion of the holders of all other securities and classes of stock of the Corporation), to elect such smallest number of additional directors, together with the two directors that such holders are in any event entitled to elect. A Voting Period shall commence:

              (i) if at any time accumulated dividends (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the outstanding shares of Cumulative Preferred Stock equal to at least two full years' dividends shall be due and unpaid and sufficient Deposit Securities shall not have been deposited with the Paying Agent for the payment of such accumulated dividends; or

              (ii) if at any time holders of any other shares of Preferred Stock are entitled to elect a majority of the directors of the Corporation under the 1940 Act.

         Upon the termination of a Voting Period, the term of office of the additional directors elected by the holders of Preferred Stock, including the Cumulative Preferred Stock, pursuant to this paragraph 4(b) above shall terminate, the remaining directors shall constitute the directors of the Corporation, the number of directorships constituting the Board of Directors shall decrease accordingly and the voting rights described in this paragraph 4(b) shall cease, subject always, however, to the reverting of such voting rights in the holders of Preferred Stock upon the further occurrence of any of the events described in this paragraph 4(b).

              (c)     Right to Vote with Respect to Certain Other Matters.
                      ----------------------------------------------------

              (i) So long as any shares of Cumulative Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the shares of Cumulative Preferred Stock outstanding at the time, voting separately as one class, amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially adversely affect any of the contract rights expressly set forth in the Charter of holders of shares of Cumulative Preferred Stock. The Corporation shall notify Moody's ten Business Days prior to any such vote described above. Unless a higher percentage is provided for under the Charter, the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, including Cumulative Preferred Stock, voting together as a single class, will be required to approve any plan of reorganization adversely affecting such shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. For purposes of the preceding sentence, the phrase "vote of the holders of a majority of the outstanding shares of Preferred Stock" shall mean, with respect to the Preferred Stock, "a majority of the outstanding voting securities" as used in the 1940 Act. The class vote of holders of shares of Preferred Stock, including Cumulative Preferred Stock, described above will be in addition to a separate vote of the requisite percentage of shares of Common Stock and shares of Preferred Stock, including Cumulative Preferred Stock, voting together as a single class, necessary to authorize the action in question. An increase in the number of authorized shares of Preferred Stock pursuant to the Charter or the issuance of additional shares of any series of Preferred Stock (including Cumulative Preferred Stock) pursuant to the Charter shall not in and of itself be considered to adversely affect the contract rights of the holders of Cumulative Preferred Stock.

              (ii) Notwithstanding the foregoing, and except as otherwise required by the 1940 Act, (i) holders of outstanding shares of the Cumulative Preferred Stock will be entitled as a series, to the exclusion of the holders of all other securities, including other Preferred Stock, Common Stock and other classes of stock of the Corporation, to vote on matters affecting the Cumulative Preferred Stock that do not materially adversely affect any of the contract rights of holders of such other securities, including other Preferred Stock, Common Stock and other classes of stock, as expressly set forth in the Charter, and (ii) holders of outstanding shares of Cumulative Preferred Stock will not be entitled to vote on matters affecting any other Preferred Stock that do not materially adversely affect any of the contract rights of holders of the Cumulative Preferred Stock, as expressly set forth in the Charter.

              (d)     Voting Procedures.
                      ------------------

              (i) As soon as practicable after the accrual of any right of the holders of shares of Preferred Stock to elect additional directors as described in paragraph 4(b) above, the Corporation shall call a special meeting of such holders and instruct the Paying Agent to mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Corporation fails to send such notice to the Paying Agent or if the Corporation does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting held during a Voting Period, such holders of Preferred Stock, voting together as a class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), shall be entitled to elect the number of directors prescribed in paragraph 4(b) above.

              (ii) For purposes of determining any rights of the holders of Cumulative Preferred Stock to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by these terms of the Cumulative Preferred Stock, by the other provisions of the Charter, by statute or otherwise, a share of Cumulative Preferred Stock which is not outstanding shall not be counted.

              (iii) The terms of office of all persons who are directors of the Corporation at the time of a special meeting of holders of Preferred Stock, including Cumulative Preferred Stock, to elect directors shall continue, notwithstanding the election at such meeting by such holders of the number of directors that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent directors elected by the holders of Preferred Stock, including Cumulative Preferred Stock, and the remaining incumbent directors elected by the holders of the Common Stock and Preferred Stock, shall constitute the duly elected directors of the Corporation.

              (iv) Simultaneously with the expiration of a Voting Period, the term of office of the additional directors elected by the holders of Preferred Stock, including Cumulative Preferred Stock, pursuant to paragraph 4(b) above shall terminate, the remaining directors shall constitute the directors of the Corporation, the number of directorships constituting the Board of Directors shall decrease accordingly and the voting rights of such holders of Preferred Stock, including Cumulative Preferred Stock, to elect additional directors pursuant to paragraph 4(b) above shall cease, subject to the provisions of the last sentence of paragraph 4(b).

              (e)     Exclusive Remedy.
                      -----------------

         Unless otherwise required by law, the holders of shares of Cumulative Preferred Stock shall not have any rights or preferences other than those specifically set forth herein. The holders of shares of Cumulative Preferred Stock shall have no appraisal rights, preemptive rights or rights to cumulative voting. In the event that the Corporation fails to pay any dividends on the shares of Cumulative Preferred Stock, the exclusive remedy of the holders shall be the right to vote for directors pursuant to the provisions of this paragraph 4.

              (f)     Notification to Moody's.
                      ------------------------

         In the event a vote of holders of Cumulative Preferred Stock is required pursuant to the provisions of Section 13(a) of the 1940 Act, as long as the Cumulative Preferred Stock is rated by Moody's, the Corporation shall, not later than ten Business Days prior to the date on which such vote is to be taken, notify Moody's that such vote is to be taken and the nature of the action with respect to which such vote is to be taken and, not later than ten Business Days after the date on which such vote is taken, notify Moody's of the result of such vote.

         5.   Coverage Tests.
              ---------------

              (a)     Determination of Compliance.
                      ----------------------------

         For so long as any shares of Cumulative Preferred Stock are outstanding, the Corporation shall make the following determinations:

              (i) Asset Coverage. The Corporation shall maintain, as of the last Business Day of each March, June, September and December of each year in which any shares of Cumulative Preferred Stock are outstanding, the Asset Coverage.

              (ii)    Basic Maintenance Amount Requirement.

                      (A) For so long as any shares of Cumulative Preferred Stock are outstanding, the Corporation shall maintain, on each Valuation Date, a Portfolio Calculation at least equal to the Basic Maintenance Amount, each as of such Valuation Date. Upon any failure to maintain the required Portfolio Calculation, the Corporation shall use its best efforts to reattain a Portfolio Calculation at least equal to the Basic Maintenance Amount on or prior to the Basic Maintenance Amount Cure Date, by altering the composition of its portfolio or otherwise.

                      (B) The Corporation shall prepare a Basic Maintenance Report relating to each Valuation Date. On or before 5:00 P.M., New York City time, on the third Business Day after the first Valuation Date following the Date of Original Issue of the Cumulative Preferred Stock and after each (A) Quarterly Valuation Date, (B) Valuation Date on which the Corporation fails to satisfy the requirements of paragraph 5(a)(ii)(A) above, (C) Basic Maintenance Amount Cure Date following a Valuation Date on which the Corporation fails to satisfy the requirements of paragraph 5(a)(ii)(A) above and (D) Valuation Date on which the Portfolio Calculation exceeds the Basic Maintenance Amount by 20% or less, the Corporation shall complete and deliver to Moody's a Basic Maintenance Report, which will be deemed to have been delivered to Moody's if Moody's receives a copy or telecopy, telex or other electronic transcription setting forth at least the Portfolio Calculation and the Basic Maintenance Amount each as of the relevant Valuation Date and on the same day the Corporation mails to Moody's for delivery on the next Business Day the full Basic Maintenance Report. The Corporation also shall provide Moody's with a Basic Maintenance Report relating to any other Valuation Date on Moody's specific request. A failure by the Corporation to deliver a Basic Maintenance Report under this paragraph 5(a)(ii)(B) shall be deemed to be delivery of a Basic Maintenance Report indicating a Portfolio Calculation less than the Basic Maintenance Amount, as of the relevant Valuation Date.

                      (C) Within ten Business Days after the date of delivery to Moody's of a Basic Maintenance Report in accordance with paragraph 5(a)(ii)(B) above relating to the last Quarterly Valuation Date of the Corporation's fiscal year, the Corporation shall deliver to Moody's an Accountant's Confirmation relating to such a Basic Maintenance Report. Also, within ten Business Days after the date of delivery to Moody's of a Basic Maintenance Report in accordance with paragraph 5(a)(ii)(B) above relating to a Valuation Date on which the Corporation fails to satisfy the requirements of paragraph 5(a)(ii)(A) and any Basic Maintenance Amount Cure Date, the Corporation shall deliver to Moody's an Accountant's Confirmation relating to such Basic Maintenance Report. If any Accountant's Confirmation delivered pursuant to this paragraph 5(a)(ii)(C) shows that an error was made in the Basic Maintenance Report for such Quarterly Valuation Date, or shows that a lower Portfolio Calculation was determined by the Independent Accountants, the calculation or determination made by such Independent Accountants shall be final and conclusive and shall be binding on the Corporation, and the Corporation shall accordingly amend the Basic Maintenance Report and deliver the amended Basic Maintenance Report to Moody's promptly following Moody's receipt of such Accountant's Confirmation.

                      (D) In the event the Portfolio Calculation shown in any Basic Maintenance Report prepared pursuant to paragraph 5(a)(ii)(B) above is less than the applicable Basic Maintenance Amount, the Corporation shall have until the Basic Maintenance Amount Cure Date to achieve a Portfolio Calculation at least equal to the Basic Maintenance Amount, and upon such achievement (and not later than such Basic Maintenance Amount Cure Date) the Corporation shall inform Moody's of such achievement in writing by delivery of a revised Basic Maintenance Report showing a Portfolio Calculation at least equal to the Basic Maintenance Amount as of the date of such revised Basic Maintenance Report, together with an Officers' Certificate to such effect.

                      (E) On or before 5:00 P.M., New York City time, on the first Business Day after shares of Common Stock are repurchased by the Corporation, the Corporation shall complete and deliver to Moody's a Basic Maintenance Report as of the close of business on such date that Common Stock is repurchased. A Basic Maintenance Report delivered as provided in paragraph 5(a)(ii)(B) above also shall be deemed to have been delivered pursuant to this paragraph 5(a)(ii)(E).

              (b)     Failure to Meet Asset Coverage.
                      -------------------------------

         If the Asset Coverage is not satisfied as provided in paragraph 5(a)(i) hereof and such failure is not cured as of the related Asset Coverage Cure Date, the Corporation shall give a Notice of Redemption as described in paragraph 3 of
Article II hereof with respect to the redemption of a sufficient number of shares of Cumulative Preferred Stock and/or proceed to redeem a sufficient number of shares of any other Preferred Stock to enable it to meet the requirements of paragraph 5(a)(i) above, and, at the Corporation's discretion, such additional number of shares of Cumulative Preferred Stock in order that the "asset coverage" of a class of senior security which is stock, as defined in
Section 18(h) of the 1940 Act, of the remaining outstanding shares of Cumulative Preferred Stock and any other Preferred Stock is up to 275%, and deposit with the Paying Agent Deposit Securities having an initial combined value sufficient to effect the redemption of any shares of Cumulative Preferred Stock to be redeemed, as contemplated by paragraph 3(a) of Article II hereof, and/or any other Preferred Stock to be redeemed, as contemplated by its terms.

              (c) Failure to Maintain a Portfolio Calculation At Least Equal to the Basic Maintenance Amount.
                      --------------------------------------

         If a Portfolio Calculation for Moody's at least equal to the Basic Maintenance Amount is not maintained as provided in paragraph 5(a)(ii)(A) above and such failure is not cured by the related Basic Maintenance Amount Cure Date, the Corporation shall give a Notice of Redemption as described in paragraph 3 of
Article II hereof with respect to the redemption of a sufficient number of shares of Cumulative Preferred Stock and/or proceed to redeem a sufficient number of shares of any other Preferred Stock to enable it to meet the requirements of paragraph 5(a)(ii)(A) above, and, at the Corporation's discretion, such additional number of shares of Cumulative Preferred Stock in order that the Portfolio Calculation exceeds the Basic Maintenance Amount of the remaining outstanding shares of Cumulative Preferred Stock and any other Preferred Stock by up to 10%, and deposit with the Paying Agent Deposit Securities having an initial combined value sufficient to effect the redemption of any shares of Cumulative

Preferred Stock to be redeemed, as contemplated by paragraph 3(a) of Article II hereof, and/or any other Preferred Stock to be redeemed, as contemplated by its terms.

              (d)     Status of Shares Called for Redemption.
                      ---------------------------------------

         For purposes of determining whether the requirements of paragraphs 5(a)(i) and 5(a)(ii)(A) hereof are satisfied, (i) no share of the Cumulative Preferred Stock and/or any other Preferred Stock shall be deemed to be outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient Deposit Securities to pay the full Redemption Price for such share of Cumulative Preferred Stock and/or the applicable redemption price for such share of any other Preferred Stock shall have been deposited in trust with the Paying Agent and the requisite Notice of Redemption and/or applicable notice of redemption for shares of any other Preferred Stock shall have been given, and (ii) such Deposit Securities deposited with the Paying Agent shall not be included in determining whether the requirements of paragraphs 5(a)(i) and 5(a)(ii)(A) hereof are satisfied.

         6.   Certain Other Restrictions.
              ---------------------------

              (a) For so long as the Cumulative Preferred Stock is rated by Moody's, the Corporation will not, and will cause the Adviser not to, (i) knowingly and willfully purchase or sell a portfolio security for the specific purpose of causing, and with the actual knowledge that the effect of such purchase or sale will be to cause, the Portfolio Calculation as of the date of the purchase or sale to be less than the Basic Maintenance Amount as of such date, (ii) in the event that, as of the immediately preceding Valuation Date, the Portfolio Calculation exceeded the Basic Maintenance Amount by 5% or less, alter the composition of the Corporation's portfolio securities in a manner reasonably expected to reduce the Portfolio Calculation, unless the Corporation shall have confirmed that, after giving effect to such alteration, the Portfolio Calculation exceeded the Basic Maintenance Amount or (iii) declare or pay any dividend or other distribution on any shares of Common Stock or repurchase any shares of Common Stock, unless the Corporation shall have confirmed that, after giving effect to such declaration, other distribution or repurchase, the Corporation continues to satisfy the requirements of paragraph 5(a)(ii)(A) of
Article II hereof.

              (b) For so long as the Cumulative Preferred Stock is rated by Moody's, the Corporation shall not (a) acquire or otherwise invest in (i) future contracts or (ii) options on futures contracts, (b) engage in reverse repurchase agreements, (c) engage in short sales, (d) overdraw any bank account, (e) write options on portfolio securities other than call options on securities held in the Corporation's portfolio or that the Corporation has an immediate right to acquire through conversion or exchange of securities held in its portfolio, or
(f) borrow money, except for the purpose of clearing and/or settling transactions in portfolio securities (which borrowings shall under any circumstances be limited to the lesser of $10,000,000 and an amount equal to 5% of the Market Value of the Corporation's assets at the time of such borrowings and which borrowings shall be repaid within 60 days and not be extended or renewed), unless in any such case, the Corporation shall have received written confirmation from Moody's that such investment activity will not adversely affect Moody's then current rating of the Cumulative Preferred Stock. Furthermore, for so long as the Cumulative Preferred Stock is rated by Moody's, unless the Corporation shall have received the written confirmation from Moody's referred to in the preceding sentence, the Corporation may engage in the lending of its portfolio securities only in an amount of up to 15% of the Corporation's total assets, provided that the Corporation receives cash collateral for such loaned securities which is maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities and, if invested, is invested only in money market mutual funds meeting the requirements of Rule 2a-7 under the 1940 Act that maintain a constant $1.00 per share net asset value. In determining the Portfolio Calculation, the Corporation shall use the Moody's Discount Factor applicable to the loaned securities rather than the Moody's Discount Factor applicable to the collateral.

              (c) For so long as the Cumulative Preferred Stock is rated by Moody's, the Corporation shall not consolidate the Corporation with, merge the Corporation into, sell or otherwise transfer all or substantially all of the Corporation's assets to another entity or adopt a plan of liquidation of the Corporation, in each case without providing prior written notification to Moody's.

         7.   Termination of Rating Agency Provisions.
              ----------------------------------------

              (a) The Board of Directors may determine that it is not in the best interests of the Corporation to continue to comply with the provisions of paragraphs 5(a)(ii), 5(c) and 6 of Article II hereof with respect to Moody's, in which case the Corporation will no longer be required to comply with any of the provisions of paragraphs 5(a)(ii), 5(c) and 6 of Article II hereof with respect to Moody's, provided that (i) the Corporation has given the Paying Agent, Moody's and holders of the Cumulative Preferred Stock at least 20 calendar days written notice of such termination of compliance, (ii) the Corporation is in compliance with the provisions of paragraphs 5(a)(i), 5(a)(ii), 5(c) and 6 of
Article II hereof at the time the notice required in clause (i) hereof is given and at the time of the termination of compliance with the provisions of paragraphs 5(a)(ii), 5(c) and 6 of Article II hereof with respect to Moody's,
(iii) at the time the notice required in clause (i) hereof is given and at the time of termination of compliance with the provisions of paragraphs 5(a)(ii), 5(c) and 6 of Article II hereof with respect to Moody's the Cumulative Preferred Stock is listed on the New York Stock Exchange or on another exchange registered with the Securities and Exchange Commission as a national securities exchange and (iv) at the time of termination of compliance with the provisions of paragraphs 5(a)(ii), 5(c) and 6 of Article II hereof with respect to Moody's, the Cumulative Preferred Stock shall have received a rating from at least one NRSRO that is at least comparable to the then current rating from Moody's.

              (b) On the date that the notice is given in paragraph 7(a) above and on the date that compliance with the provisions of paragraphs 5(a)(ii), 5(c) and 6 of Article II hereof with respect to Moody's is terminated, the Corporation shall provide the Paying Agent and Moody's with an Officers' Certificate as to the compliance with the provisions of paragraph 7(a) hereof, and the provisions of paragraphs 5(a)(ii), 5(c) and 6 of Article II hereof with respect to Moody's shall terminate on such later date and thereafter have no force or effect.

         8.   Limitation on Issuance of Additional Preferred Stock.
              -----------------------------------------------------

         So long as any shares of Cumulative Preferred Stock are outstanding, the Corporation may issue and sell additional shares of Cumulative Preferred Stock authorized hereby and/or shares of one or more other series of Preferred Stock constituting a series of a class of senior securities of the Corporation representing stock under Section 18 of the 1940 Act in addition to the shares of Cumulative Preferred Stock, provided that (i) immediately after giving effect to the issuance and sale of such additional Preferred Stock and to the Corporation's receipt and application of the proceeds thereof, the Corporation will maintain the Asset Coverage of the shares of Cumulative Preferred Stock and all other Preferred Stock of the Corporation then outstanding, and (ii) no such additional Preferred Stock shall have any preference or priority over any other Preferred Stock of the Corporation upon the distribution of the assets of the Corporation or in respect of the payment of dividends. Shares of the Cumulative Preferred Stock redeemed or otherwise acquired by Corporation shall be returned to the status of authorized but unissued shares of Common Stock.

                                  ARTICLE III.

                     ABILITY OF BOARD OF DIRECTORS TO MODIFY
                   THE TERMS OF THE CUMULATIVE PREFERRED STOCK

         To the extent permitted by law, the Board of Directors may modify or interpret these terms of the Cumulative Preferred Stock to resolve any inconsistency or ambiguity or to remedy any formal defect so long as such modification or interpretation does not materially adversely affect any of the contract rights of holders of the Cumulative Preferred Stock or any other stock of the Corporation, as expressly set forth in the Charter, or, if the Corporation has not previously terminated compliance with the provisions hereof with respect to Moody's pursuant to paragraph 7 of Article II hereof, adversely affect the then current rating on the Cumulative Preferred Stock by Moody's.


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


         SECOND: The shares of Cumulative Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

         THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

         FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


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


         IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this ___ day of _____________, 2003

ATTEST:                                         ROYCE MICRO-CAP TRUST, INC.




By:____________________________                 By:____________________________
Name:                                           Name:
Title:  Secretary                               Title:  President



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